Directors and Executive Officers of

Algomizer Ltd. as of August 13, 2019

The name, position, principal occupation, business address and citizenship of each director and executive officer is set forth below.

Name (Citizenship)	Position	Principal Occupation	Business Address
Noam Band (Israel)	Chairman of the Board of Directors	Chairman of the Board of Directors of Viewbix Inc.; Chief Executive Officer and Chairman of the Board of Algomizer Ltd.	14 Shenkar Arie, Herzliya, Israel
Nahum Langenthal (Israel)	Director		14 Shenkar Arie, Herzliya, Israel
Shoshi Eizenberg Hertz (Israel)	Director		14 Shenkar Arie, Herzliya, Israel
Amitay Weiss (Israel)	Director	Director of other companies.	14 Shenkar Arie, Herzliya, Israel
Amihay Hadad (Israel)	Chief Financial Officer, Director	Chief Financial Officer for the Algomizer Group.	14 Shenkar Arie, Herzliya, Israel
Hillel Scheinfeld (Israel)	Chief Business Development Officer	Chief Operating Officer of Viewbix Inc.	14 Shenkar Arie, Herzliya, Israel
Jonathan Stefansky (Israel)	Chief Marketing Officer	Chief Executive Officer of Viewbix Inc.	14 Shenkar Arie, Herzliya, Israel
Netanel Namadar (Israel)	Chief Executive Officer of Algomizer Ltd. subsidiary, Linkury Ltd.	Chief Executive Officer of Linkury Ltd.	14 Shenkar Arie, Herzliya, Israel